                                                                     EXHIBIT 3.3

                        DESIGNATION OF PREFERRED STOCK

     1.   The name of the corporation is Rushmore Financial Group, Inc.

     2. A copy of a resolution of the Board of Directors fixing all rights and preferences of the Corporation's (therein called "Rushmore Capital Corporation"), 9% Cumulative Preferred Stock, par value $10.00 per share, is attached hereto as Exhibit A and incorporated by reference.

     3.   The date of adoption of such resolution was April 29, 1991.

     4. The resolution was adopted by all necessary corporate action on behalf of the corporation.

     Dated: February 9, 1998

                                    RUSHMORE FINANCIAL GROUP, INC.



                                    By: /s/ DEWEY M. MOORE, JR.
                                       -----------------------------------------
                                            Dewey M. Moore, Jr., President



                                    By: /s/ JIM W. CLARK
                                       -----------------------------------------
                                            Jim W. Clark, Secretary

                           UNANIMOUS CONSENT OF THE

                             BOARD OF DIRECTORS OF

                         RUSHMORE CAPITAL CORPORATION

                                APRIL 29, 1991


     The undersigned, constituting all the members of the Board of Directors of Rushmore Capital Corporation have taken the following corporate action without a meeting, pursuant to the provisions of Article 9.10B of the Texas Business Corporation Act:

     RESOLVED, that the officers are authorized and directed to prepare a Private Placement Memorandum for the offering and sale of 50,000 shares of common stock, par value $0.01 per share, at a purchase price of $0.01 per share, and 25,000 shares of 9% Cumulative Preferred Stock, par value $10.00 per share, at a purchase price of $9.98 per share, to be sold in Units of $10.00 each consisting of two shares of common stock and one share of preferred stock;

     RESOLVED FURTHER, that the officers are directed to take all actions necessary to insure that the offering is exempt from registration under federal and state securities laws, and to take all other actions set forth in the memorandum;

     RESOLVED FURTHER, that the 9% Cumulative Preferred Stock shall have the following rights and preferences:

     1.  Shares Authorized.  There are authorized for issuance 100,000 shares of
         -----------------
     9% Cumulative Preferred Stock, par value $10.00 per share. All shares of 9% Cumulative Preferred Stock are identical, and there are no classes of series within classes of the 9% Cumulative Preferred Stock.

     2.  Liquidation.  In the event of any liquidation, dissolution or winding
         -----------
     up of the Corporation, the holders of 9% Cumulative Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of any stock ranking junior to the 9% Cumulative Preferred Stock (including the Common Stock), an amount equal to $10.00 per share, plus an amount equal to cumulated but unpaid dividends, if any, to the date of payment. For the purposes of this Section 2, the consolidation or merger of the Corporation with or into one or more other corporations shall not be deemed to be a liquidation, dissolution or winding-up of the Corporation, voluntary or involuntary.

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     Following the making of such payment, the holders of 9% Cumulative
     Preferred Stock shall not be entitled to receive any further distribution of the assets of the Corporation.

     3.  Dividends.  (a) The holders of 9% Cumulative Preferred Stock shall be
         ---------
     entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, cumulative cash dividends at the annual rate of 9% of the liquidation preference of each such share per year, payable in arrears in equal quarterly payments on the 15th of April, July, October and January, respectively, commencing July 15, 1991, in each year with respect to the quarterly dividend period (or portion thereof) ending on the last day of the month preceding such respective dividend payment date (i.e., March 31, June 30, September 30 and December 31 of each year), to shareholders of record on the respective date, not exceeding 30 days preceding such dividend payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend.

          (b) Each of such quarterly dividends shall be fully cumulative and shall accrue (whether or not declared), without interest, from the first day of the quarter in which such dividend may be payable as herein provided, except that with respect to the first quarterly dividend, such dividend shall accrue from the date of issuance of such share of 9% Cumulative Preferred Stock.

          (c) No full dividends shall be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, on a parity with 9% Cumulative Preferred Stock, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on 9% Cumulative Preferred Stock for all dividends terminating on or prior to the date of payment of such full dividends. When dividends are not paid in full, as aforesaid, upon the shares of 9% Cumulative Preferred Stock and any other preferred stock ranking on a parity as to dividends with 9% Cumulative Preferred Stock, all dividends declared upon shares of 9% Cumulative Preferred Stock and any other preferred stock ranking on a parity as to dividends with 9% Cumulative Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on 9%
     --- ----
     Cumulative Preferred Stock and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of 9% Cumulative Preferred Stock and such other preferred stock bear to each other.

          (d) No dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, any capital stock ranking junior to 9% Cumulative Preferred Stock as to dividends and upon liquidation and other than as provided in paragraph (c) of this Section 3) shall be declared or paid or set aside for payment or other distribution, declared or made upon any capital stock ranking junior to or on a parity with 9% Cumulative Preferred Stock as to dividends or upon liquidation, nor shall any capital stock of the Corporation ranking junior to or on a parity with 9% Cumulative Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to 9% Cumulative Preferred Stock as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of 9% Cumulative Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set aside for such payment for all dividend periods terminating on or prior to the date of payment of such full dividends.

          (e) Holders of shares of 9% Cumulative Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends on 9% Cumulative Preferred Stock as provided in this Section (3).

     4.  Redemption.  (a) The Corporation, at the option of the Board of
         ----------
     Directors, and to the extent the Corporation shall have funds legally available for such payment, may redeem the shares of 9% Cumulative Preferred Stock at the time outstanding, in whole or in part, at any time after April 1, 1992, at a redemption price and redemption premium, together with cumulated but unpaid dividends to the redemption date, based upon the following schedule.


                                           The Redemption Price
If Notice of Redemption is Given:              Per Share is:
--------------------------------           --------------------
After April 1, 1992 but before April 1,            12.00
 1993
After April 1, 1993 but before April 1,            11.00
 1994
After April 1, 1994 but before April 1,            11.00
 1995
After April 1, 1995 but before April 1,            10.50
 1996
After April 1, 1996                                10.00

          (b) Notice of every redemption of shares of 9% Cumulative Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii the number of shares of 9% Cumulative Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (ii the redemption price; (iv the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Mailing of such notice shall be made at least 30 days and not more than 60 days prior to the date fixed for redemption. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the shareholder receives such notice, and failure duly to give such notice by mail, or any defect in such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of shares of 9% Cumulative Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of 9% Cumulative Preferred Stock. In the event that fewer than all the outstanding shares of 9% Cumulative Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected on a pro
                                                                             ---
     rata basis, except that in any redemption of fewer than all the outstanding
     ----
     shares of 9% Cumulative Preferred Stock, the Corporation may redeem all shares held by any holders of a number of shares not to exceed 100 as may be specified by the Corporation. In the event that fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          (c) If notice of redemption shall have been duly given or if the Corporation shall have given to the bank, trust company or savings and loan association hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the redemption date specified therein the funds necessary for such redemption shall have been deposited by the Corporation with such bank, trust company or savings and loan association in trust for the pro rata benefit of the holders of the shares called for
                      --- ----
     redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares so called for redemption shall be canceled and shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank, trust company or savings and loan association at any time after the time of such deposit the funds so deposited, without interest. The aforesaid bank, trust company or savings and loan association shall be organized and in good standing under the laws of the United States of America or of the States of Texas or New York, shall have capital, surplus and undivided profits aggregating at least $50,000,000 according to its last published statement of condition, and shall be identified in the notice of redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, after which repayment the holders of the shares so called for redemption shall look only to the Corporation for payment thereof.

     5.  Voting Rights.  Except as provided by applicable law, the holders of
         -------------
     record of 9% Cumulative Preferred Stock shall have no voting power.

     6.  Conversion Rights.  Shares of 9% Cumulative Preferred Stock shall not
         -----------------
     be convertible into any security of the Corporation.

     7.  Sinking Fund.  The Corporation shall create a segregated fund ("Sinking
         ------------
     Fund") that shall be dedicated to the redemption of the 9% Cumulative Preferred Stock. The Corporation shall not have access to the Sinking Fund and may not commingle the Sinking Fund with any other Corporate funds or use the Sinking Fund for any purpose other than the redemption of the 9% Cumulative Preferred Stock. The Corporation shall create the Sinking Fund with 30% of the proceeds received from the issuance and sale of the 9% Cumulative Preferred Stock, and shall thereafter add to the Sinking Fund, provided all cumulated dividends have been paid and additional funds therefor are lawfully available, annually on or before the last day of each fiscal year, an amount equal to 3% of the aggregate liquidation value of 9% Cumulative Preferred Stock outstanding. The Corporation shall invest the Sinking Fund in investment grade U.S. Government securities, AAA rated corporate bonds, bank certificates of deposit and other money market investments. The Sinking Fund shall be available for use by the Corporation to redeem shares pursuant to Section 4 or pursuant to the Corporation's Shareholders' Agreement. The Corporation shall redeem all remaining outstanding shares of 9% Cumulative Preferred Stock, and the holders thereof may compel such redemption, at such time as the amount of the Sinking Fund shall equal the redemption price set forth in paragraph 4 plus the amount of any cumulated but unpaid dividends.

     8.  No Other Rights or Powers.  The shares of 9% Cumulative Preferred Stock
         -------------------------
     shall not have any relative, participating, optional or other special rights and powers other than as then required by applicable law and other than set forth above in this Designation and in the Articles of Incorporation of the Corporation.

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

     EXECUTED as of the 29th day of April, 1991.
                        ----        -----



                                        /s/ D.M. RUSTY MOORE
                                        ----------------------------------------
                                        D.M. Rusty Moore



                                        /s/ W. THOMAS FRASIER
                                        ----------------------------------------
                                        W. Thomas Frasier



                                        /s/ CHRISTINE E. MILLER
                                        ----------------------------------------
                                        Christine E. Miller

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